Filed pursuant to Rule 433
CUSIP: 48245ACG4	Registration No. 333-181385
ISIN: US48245ACG40	(Relating to Prospectus Supplement dated August 9, 2012
and Prospectus dated August 9, 2012)

KFW US MTN

FINAL TERM SHEET

Dated MARCH 5, 2013

Issuer: KfW	Title of Securities: USD 500,000,000 0.22% Notes due April 11, 2014

Aggregate Principal Amount: USD 500,000,000	Interest Rate: 0.22% per annum

Original Issue Date: 12th March 2013	Maturity Date: 11th April 2014

Interest Commencement Date: 12th March 2013	Final Redemption Price: 100.00%

Payments:

First Interest Payment Date: 11th October 2013

Interest Payment Date(s): 11th October 2013, 11th April 2014

Redemption:    ☐ Yes            ☒ No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):

Minimum Redemption Notice Period:

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:    ☐ Yes            ☒ No

Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):

Specified Currency:    U.S. dollars for all payments unless otherwise specified below:

Payments of principal and any premium:

Payments of interest:

Authorized Denomination: USD 1,000

Exchange Rate Agent:

Original Issue Discount Note (“OID”):    ☐ Yes            ☒ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)

Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions).

Other Terms of Notes:

Other:

(1)	United States Tax Considerations

Please see the description under the heading “United States Taxation—United States Holders” in the accompanying prospectus for a summary of the material U.S. federal income tax consequences of owning the notes.

(2)	Delivery and Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date, which will be on the fifth business day following the date of pricing (“T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or succeeding business days will be required, by virtue of the fact that the notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Price to Public: 100.00%, plus accrued interest, if any, from March 12, 2013

Dealers: Credit Suisse Securities (Europe) Limited

Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1-800-221-1037.

Prospectus Supplement and Prospectus

2